SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2008 (September 30, 2008)

MBIA INC.

(Exact name of registrant as specified in its charter)

Connecticut	1-9583	06-1185706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

113 King Street, Armonk, New York	10504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

914-273-4545

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 30, 2008, MBIA Insurance Corporation (“MBIA”), the insurance subsidiary of MBIA Inc. (the “Company”), and Financial Guaranty Insurance Company (“FGIC”) closed the reinsurance transaction previously announced by the Company in its Current Report on Form 8-K filed on August 28, 2008. The reinsured portfolio consists entirely of U.S. public finance bonds (the “public finance portfolio”) with total net par outstanding of approximately $166 billion. In connection with the reinsurance, MBIA has received unearned upfront premiums, net of a ceding commission paid to FGIC, of approximately $639 million. As required by the New York State Insurance Department, the funds will be placed in a trust and will be released to MBIA upon the earlier of its removal from ratings review with its current ratings or nine months from the closing date of the transaction. Under the terms of the trust, the funds will be released to MBIA as the premium is earned and can be used to pay claims under the reinsurance agreement.

The public finance portfolio consists exclusively of investment grade credits, primarily in the general obligation, water and sewer, tax-backed and transportation sectors, and does not contain any credit default swap contracts, below investment grade credits or other credits inconsistent with MBIA’s credit underwriting standards. The reinsurance has been provided on a “cut-through” basis, enabling FGIC’s policyholders to receive the benefit of MBIA’s reinsurance by allowing them to present claims directly to MBIA.

Item 7.01	REGULATION FD DISCLOSURE.

The Company issued a press release on October 1, 2008. A copy of the press release is attached as Exhibit 99.1 hereto.

The information in the press release is being furnished, not filed, pursuant to Item 7.01 of Form 8-K. Accordingly, the information in Item 7.01 of this Current Report, including Exhibit 99.1, will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

99.1	Press Release issued by MBIA Inc., dated October 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBIA INC.

By:	/s/ Ram D. Wertheim
Ram D. Wertheim
General Counsel

Date: October 1, 2008

EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K

Dated October 1, 2008

Exhibit 99.1	Press Release issued by MBIA Inc., dated October 1, 2008.